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EXHIBIT 2.2

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This Amendment to that certain Agreement and Plan of Merger and Reorganization ("Amendment to Agreement") is made and entered into as of June 21, 2001, by and among: Inhale Therapeutic Systems, Inc., a Delaware corporation ("Parent"); Square Acquisition Corp., an Alabama corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Shearwater Corporation, an Alabama corporation (the "Company"); J. Milton Harris as Shareholders' Agent (as defined below) and a Designated Shareholder (as defined below) and Puffinus, L.P., a Delaware limited partnership (together with J. Milton Harris, the "Designated Shareholders"). Certain other capitalized terms used in this Amendment to Agreement are defined in the Agreement and Plan of Merger and Reorganization dated May 22, 2001 (the "Merger Agreement") and in Exhibit A to the Merger Agreement.

    Whereas, all parties wish to amend the Merger Agreement as described herein pursuant to Section 10.14 of the Merger Agreement.

    Now, Therefore, in consideration of the mutual agreements, covenants, considerations and releases contained herein, the parties hereto agree as follows:

    1.  Amendment of Section 5.6.  Section 5.6 of the Merger Agreement is hereby modified and amended in its entirety to read in full as follows:

        "5.6  Tax Matters.  Prior to the Closing, Parent and the Company shall execute and deliver to Cooley Godward llp, tax representation letters in substantially the form of Exhibit E-1 and Exhibit E-2, respectively (which will be used in connection with the legal opinion contemplated by Section 6.5(l))."

    2.  Amendment of Section 5.9.  Section 5.9 of the Merger Agreement is hereby modified and amended in its entirety to read in full as follows:

        "5.9  Employee Related Matters.  Parent shall offer to employees of the Company as of the date of this Agreement who are also employees of the Company immediately prior to the Effective Time employment by the Parent or Merger Sub after the Effective Time, and each such offer shall be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Merger Sub, following the Closing shall, subject to any necessary transition period and the terms of such plans, be immediately eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under all Parent's benefit plans for time served as an employee of the Company (it being agreed that such credit shall not apply with respect to the vesting schedule of any stock options granted by Parent to such employees other than Company Options assumed by the Parent pursuant to Section 1.6); provided, however, that such eligibility to participate shall not apply to the extent that Parent or Merger Sub continues to provide to such employees the benefits provided to employees of the Company immediately prior to the Effective Time or their equivalent."

    3.  Deletion of Section 5.13.  Section 5.13 of the Merger Agreement is hereby deleted in its entirety.

    4.  Deletion of Section 6.13.  Section 6.13 of the Merger Agreement is hereby deleted in its entirety.

    5.  Amendment of Section 6.14.  Section 6.14 of the Merger Agreement is hereby modified and amended in its entirety to read in full as follows:

        "6.14  Amendment of Real Property Lease.  Shearwater Polymers, LLC and the Company shall have amended and restated the Lease Agreement dated May 27, 1999, by and between Shearwater Polymers, LLC and the Company to provide for the matters described in Part 6.15 of the Disclosure Schedule."

    6.  No Further Modification.  Except as is specifically provided herein, this agreement shall not be deemed to amend or modify the Merger Agreement. The Merger Agreement, as modified herein, is in all respects ratified and confirmed, and the terms, covenants and agreements therein, as amended by this agreement, shall remain in full force and effect.

    7.  Counterparts.  This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    The parties hereto have caused this Amendment to Agreement to be executed and delivered on separately executed and attached signature pages as of June 21, 2001.

INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation
By:	/s/ AJIT S. GILL
Its:	President and Chief Executive Officer
SQUARE ACQUISITION CORP., an Alabama corporation
By:	/s/ AJIT S. GILL
Its:	Chairman and President

SHEARWATER CORPORATION, an Alabama corporation
By:	/s/ J. MILTON HARRIS J. Milton Harris As its: President
DESIGNATED SHAREHOLDERS
By:	/s/ J. MILTON HARRIS J. Milton Harris
By:	Puffinus, LP By: Puffinus, Inc., an Alabama corporation, in its capacity as general partner of Puffinus LP, a Delaware limited partnership
By:	/s/ J. MILTON HARRIS J. Milton Harris As President of Puffinus, Inc., An Alabama corporation, in its capacity as general partner of Puffinus LP, a Delaware limited partnership
SHAREHOLDERS' AGENT
By:	/s/ J. MILTON HARRIS J. Milton Harris

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  EXHIBIT 2.2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION